Bank of South Carolina Corporation Declares Dividend

CHARLESTON, S.C., June 27, 2019 /PRNewswire/ -- Today, the Board of Directors of Bank of South Carolina Corporation, (NASDAQ: BKSC) the parent company for The Bank of South Carolina, declared a quarterly cash dividend of $0.16 per share to shareholders of record July 9, 2019, payable July 31, 2019. This represents the 119th quarterly cash dividend paid to shareholders since 1987.

Fleetwood S. Hassell, President and Chief Executive Officer, stated, "We are pleased to announce a quarterly cash dividend of $0.16 per share representing our 119th cash dividend since opening in February 1987. We were recently cited by the American Bankers Association as the 24th most profitable community bank in the country for publicly traded thrifts and banks less than $2 billion in total assets based on a three year return on average equity. With strong capital growth, we remain committed to serving our customers and shareholders as the oldest bank headquartered in Charleston."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. A fifth office at 9403 Highway 78 in North Charleston is under construction and anticipated to open in the fourth quarter of 2019. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

CONTACT: Eugene H. Walpole, IV, TELEPHONE: (843) 724-1500